Exhibit 10.3

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

AMENDMENT TO LICENSE AGREEMENT

This Amendment dated as of 16th June, 2011 is entered into between Cyrenaic Pharmaceuticals, Inc., a Delaware corporation, having a place of business located at 47 Hulfish Street, Suite 310 Princeton NJ 08542, U.S.A. (“LICENSEE”) and Mitsubishi Tanabe Pharma Corporation, a Japanese corporation, having a place of business located at 6-18, Kitahama 2 Chome, Chuo-ku, Osaka 541-8505, Japan (“MTPC”).

WITNESSETH:

WHEREAS, LICENSEE and Mitsubishi Pharma Corporation (a predecessor of MTPC) entered into LICENSE AGREEMENT relating to MT-210 dated as of August 30, 2007 (“LICENSE AGREEMENT”); and

WHEREAS, LICENSEE desires and MTPC agrees to modify the development diligence milestones set forth in Section 4.1.5 of the LICENSE AGREEMENT.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.              Defined Words and Expressions.  Unless the context otherwise requires, all words and expressions defined in the LICENSE AGREEMENT shall have the same meanings in this Amendment.

2.              Amendment of the Development Diligence Milestone for Phase II (b) Study.  Section 4.1.5(b) of the LICENSE AGREEMENT shall be amended to read as follows:

“(b) Onset of the first Phase II (b) Study by [*].”

3.              Increase of the Extension Payment.  In consideration of the extension of the development diligence milestone for Phase II (b) Study set forth Section 2 above, the amount of the second Extension Payment shall be increased to [*]. Therefore, the third sentence of the last paragraph of Section 4.1.5 of the LICENSE AGREEMENT shall be amended to read as follows:

“LICENSEE will have the right to make an unlimited number of Extension Payments in conjunction with the development of Product containing the MT-210 or of a Product containing a Back-Up Compound pursuant to Section 4.1.3(b), provided that the payment amount will increase to [*] beginning with the second Extension Payment.”

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

4.              Contents of Additional Evaluation.  Immediately after the execution of this Amendment, LICENSEE shall provide MTPC with the plan and schedule of which LICENSEE intends to conduct its activities relating to the Compound and Product during the period from the execution date of this Amendment to [*].

5.              Effective Date of This Amendment.  Notwithstanding the actual date of the execution of this Amendment, this Amendment shall become effective as of March 20, 2011.

6.              Other Provisions.  Save as amended by this Amendment, the terms of the LICENSE AGREEMENT shall remain in full forth and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Cyrenaic Pharmaceuticals, Inc.		Mitsubishi Tanabe Pharma Corporation

By:	/s/ A.N. Karabelas	By:	/s/ Seiichi Kiso
Name:	A.N. Karabelas	Name:	Seiichi Kiso
Title:	Chairman	Title:	Executive Officer
General Manager
Business Development & Licensing Department